Contact:

David L. Watza

Chief Financial Officer

investors@perceptron.com

PERCEPTRON ANNOUNCES SECOND-QUARTER FISCAL 2016 RESULTS

Confirms Record Second-Quarter Bookings

Plymouth, Michigan, February 8, 2016 – Perceptron, Inc. (NASDAQ: PRCP) today announced results for the second quarter of its 2016 fiscal year (quarterly period ended December 31, 2015).

FINANCIAL HIGHLIGHTS (in millions, except per share data)

	Second Quarter Ended December 31			Six Months Ended December 31
	Fiscal 2016	Fiscal 2015	Change	Fiscal 2016	Fiscal 2015	Change
Revenue	$17.2	$23.6	$(6.4)	$32.3	$34.8	$(2.5)
Net Income (Loss)	(1.5)	2.8	(4.3)	(3.7)	0.7	(4.4)

Diluted Earnings (Loss) per Share (“EPS”)	$(0.17)	$0.30	$(0.47)	$(0.39)	$0.08	$(0.47)

W. Richard Marz, Chairman of the Board, President and CEO, commented, “While we saw continued overall strong bookings and backlog as well as opportunities in our current and potential markets, we are fully aware that the revenue and profitability for the first half of fiscal 2016 fell short of expectations. As I become more involved in the daily operations of the business, I will be working with the executive team to continue to implement our strategic plan to drive double-digit revenue growth while also increasing focus on profitability and cash flow metrics.”

Marz continued, “The board of directors and our executive leadership team are confident that Perceptron has a solid strategy that is backed by strong technology, a global footprint, world class customers and a talented, committed workforce. We believe that we are well positioned to capitalize on the growth profile of the industries we are pursuing, and we are committed to an ongoing focus on enhancing shareholder value.”

“In that context, we see the recently completed quarter as key verification of the demand for our products and of the strategic plan we began to implement in 2013,” Marz noted. “Bookings were a record for a second quarter, and marked only the third time in Perceptron’s history when quarterly bookings exceeded $20 million. In addition, we ended the quarter with backlog in excess of $40 million for only the fourth time in Company history.”

Mr. Marz remarked, “During the quarter, demand for our core In-Line products remained healthy across our automotive markets despite some localized challenges. We have noticed very little change in our major customers’ demand on a global basis. In China, we continue to receive a steady flow of orders for In-Line products despite some economic challenges. On more than one occasion, Chinese customers have opted for slight scheduling delays to avoid cancelling orders.”

“Further, our focus on opportunities outside the auto sector are expected to make an increasing contribution to the business. The integration of the CMM product line into our operations is proceeding very well following the Coord3 acquisition in February 2015. We also are making substantial progress marketing our entire product offering across a variety of industries, with Aerospace and White Goods as priorities. We expect to receive orders in both these sectors in the coming months.”

Highlights of Operations

INCOME STATEMENT KEY METRICS (in millions, except EPS)

	Second Quarter Ended December 31			Six Months Ended December 31
	Fiscal 2016	Fiscal 2015	Change	Fiscal 2016	Fiscal 2015	Change
Americas Sales	$4.3	$8.3	$(4.0)	$9.5	$13.7	$(4.2)
Europe Sales	8.0	10.8	(2.8)	15.1	13.8	1.3
Asia Sales	4.9	4.5	0.4	7.7	7.3	0.4
Total Sales	$17.2	$23.6	$(6.4)	$32.3	$34.8	$(2.5)

Gross Profit	$5.1	$11.3	$(6.2)	$9.5	$14.4	$(4.9)
Gross Profit as a percent of sales	29.6%	48.0%		29.5%	41.5%
Operating Income (Loss)	$(2.3)	$4.4	$(6.7)	$(5.3)	$1.7	$(7.0)
Operating Income (Loss) as a percent of sales	(13.1)%	18.6%		(16.5)%	4.8%
Net Income (Loss)	$(1.5)	$2.8	$(4.3)	$(3.7)	$0.7	$(4.4)
EPS	$(0.17)	$0.30	$(0.47)	$(0.39)	$0.08	$(0.47)

Total sales for both the second quarter and six months were down from the prior year despite the contribution of $4.0 million and $7.6 million in CMM product line sales, respectively, to the periods. The declines were largely due to lower shipments and installations of traditional products, which management attributes primarily to customer timing, as bookings and backlog remain at healthy levels, but also to unfavorable currency impacts.

As a result of the lower sales volume and resulting lower absorption of fixed costs, the lower gross margin percentage generated by CMM product sales, and unfavorable currency impacts, gross profit was below last year’s level for both the second quarter and six months.

This year’s SG&A expenses included legal costs incurred as the plaintiff in defense of the Company’s proprietary information and a related dispute with a former contractor, as well as costs from the new CMM product line. Last year’s expenses included approximately $0.8 million related to direct transaction costs from the third-quarter fiscal 2015 acquisitions. The company reported an operating loss and net loss for both periods in fiscal 2016.

BOOKINGS (in millions)

	Second Quarter Ended December 31			Six Months Ended December 31
Geographic Region	Fiscal 2016	Fiscal 2015	Change	Fiscal 2016	Fiscal 2015	Change
Americas	$7.4	$4.3	$3.1	$12.1	$14.2	$(2.1)
Europe	8.8	3.7	5.1	15.5	10.7	4.8
Asia	4.4	4.7	(0.3)	6.2	9.5	(3.3)
Total Bookings	$20.6	$12.7	$7.9	$33.8	$34.4	$(0.6)

BACKLOG (in millions)

	As of
Geographic Region	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014
Americas	$13.0	$9.9	$10.4	$13.2	$10.8
Europe	15.8	15.0	15.4	17.6	14.2
Asia	11.6	12.2	13.1	12.3	14.0
Total Backlog	$40.4	$37.1	$38.9	$43.1	$39.0

As noted, second-quarter bookings were a record for this interim period at $20.6 million, reflecting $4.8 million in CMM-related bookings and a higher volume of orders in our traditional product lines from customers in the Americas and Europe. Six-month bookings were down slightly from a year ago despite the inclusion of $8.3 million in CMM-related orders, primarily due to lower first-quarter bookings in the Americas and Asia, as previously disclosed. The weakness of the Euro vs. the U.S. dollar, as compared to the prior year, reduced second-quarter bookings by $0.9 million and year-to-date bookings by $1.5 million. The total impact from all the other currencies, including Chinese Yuan, Japanese Yen, Brazilian Real and Indian Rupee, reduced second quarter bookings by $0.3 million and year-to-date bookings by $0.4 million.

The bookings in the second-quarter also exceeded revenue by $3.4 million. As a result, backlog of $40.4 million at quarter-end was up $3.3 million from September 30, 2015, and included $4.8 million for CMM products. As the level of bookings and backlog typically fluctuates from quarter-to-quarter, management does not necessarily consider these metrics to be indicative of the future operating performance of the Company.

FINANCIAL POSITION

The Company continues to enjoy a solid cash and short term investments balance of $8.7 million at December 31, 2015, with ample potential for additional financing capacity.

Quarterly Investor Call and Webcast

Perceptron, Inc., will hold its second-quarter investor conference call/webcast, chaired by W. Richard Marz, Chairman of the Board, President and CEO, on Tuesday, February 9, 2016, at 9:00 AM (EST). Investors can access the call at:

Webcast	https://www.webcaster4.com/Webcast/Page/590/12757
Conference Call	877-548-7905 (domestic callers) or
719-325-4768 (international callers)
Conference ID	8964661

A replay will be posted to the Company's website after the conference call concludes.

About Perceptron®

Perceptron (NASDAQ: PRCP) supplies a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning, and advanced analysis software. Automotive, aerospace and other manufacturing companies globally rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. More than 900 systems, 12,000 Perceptron measuring sensors and over 3,000 Coord3 coordinate measuring machines are in active daily use worldwide. Headquartered in Plymouth, Michigan, USA, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Singapore, Slovakia, Spain and the United Kingdom. For more information, please visit www.perceptron.com.

Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2016, and future results, operating data, new order bookings, revenue, expenses, income and backlog levels, the timing of revenue and income from new products which we have recently released or have not yet released, the timing of the introduction of new products and expansion into new industry sectors. Whenever possible, we have identified these forward-looking statements by words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “prospects,” “outlook” or similar expressions. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for fiscal 2015. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

--- Financial Tables Follow ---

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net Sales	$17,211	$23,566	$32,279	$34,783
Cost of Sales	12,116	12,253	22,758	20,363

Gross Profit	5,095	11,313	9,521	14,420

Operating Expenses
Selling, General and Administrative Expense	5,386	4,926	10,656	9,040
Engineering, Research and Development Expense	1,970	1,999	4,198	3,700

Operating Income (Loss)	(2,261)	4,388	(5,333)	1,680

Other Income and (Expenses)
Interest Income (Expense), net	(25)	76	(46)	154
Foreign Currency and Other Income (Expense), net	144	(318)	204	(807)

Income (Loss) Before Income Taxes	(2,142)	4,146	(5,175)	1,027
Income Tax Benefit (Expense)	596	(1,367)	1,521	(288)

Net Income (Loss)	$(1,546)	$2,779	$(3,654)	$739

Income (Loss) Per Common Share
Basic	$(0.17)	$0.30	$(0.39)	$0.08
Diluted	$(0.17)	$0.30	$(0.39)	$0.08

Weighted Average Common Shares Outstanding
Basic	9,351	9,218	9,351	9,185
Diluted	9,351	9,363	9,351	9,345

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands)

Condensed Balance Sheets	December 31,	June 30,
	2015	2015
Cash and Cash Equivalents	$4,818	$11,502
Short-term Investments	3,861	4,134
Receivables, net	26,688	30,086
Inventories, net	13,248	11,898
Other Current Assets	3,395	3,799
Total Current Assets	52,010	61,419

Property and Equipment, net	7,534	6,840
Goodwill and Other Intangible Assets, Net	13,565	14,184
Long-Term Investments	813	827
Deferred Tax Asset	12,823	11,668
Total Non-Current Assets	34,735	33,519

Total Assets	$86,745	$94,938

Accounts Payable	$8,809	$7,723
Deferred Revenue	9,164	8,966
Other Current Liabilities	7,927	11,752
Total Current Liabilities	25,900	28,441

Long-term Taxes Payable	2,177	3,056
Deferred Income Taxes	1,345	1,509
Other Long-term Liabilities	794	1,140
Total Long-term Liabilities	4,316	5,705

Total Liabilities	30,216	34,146

Shareholders' Equity	56,529	60,792
Total Liabilities and Shareholders' Equity	$86,745	$94,938